                                                               Exhibit 23


                       CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of St. Paul Bancorp, Inc. of our report dated January 21, 1994, included in the 1993 Annual Report to Shareholders of St. Paul Bancorp, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-11890) pertaining to the St. Paul Federal Bank For Savings Profit Sharing and Savings Plan of our report dated January 21, 1994, with respect to the consolidated financial statements of St. Paul Bancorp, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1993.


                                                          Ernst & Young


Chicago, Illinois
March 28, 1994